EXHIBIT 10.47

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DISABILITY PLAN

FOR EXECUTIVE EMPLOYEES

Effective October 1, 2000

PUGET SOUND ENERGY, INC.

SUPPLEMENTAL DISABILITY PLAN

FOR EXECUTIVE EMPLOYEES

Effective October 1, 2000

PURPOSE

The growth and success of Puget Sound Energy, Inc. (the "Company") depends on its ability to attract and retain the services of executive employees of the highest competence, and to provide incentives that motivate the continued and effective service and contributions of such employees.  The purpose of this Plan is to advance the interests of the Company and its shareholders through a supplemental disability plan designed to attract, motivate and retain such executive employees.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

1.           DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless a different meaning is clearly indicated by the context:

1.1.	Basic LTD Plan

"Basic LTD Plan" means the plan maintained by the Company for its regular, full-time employees through a policy of insurance, which plan provides benefits (after a waiting period) in the event of Disability.  Such plan also provides enhanced benefits to executives, including core and additional voluntary coverage.

1.2.	Board

"Board" means the board of directors of the Company.

1.3.	Code

"Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.4.	Company

"Company" means Puget Sound Energy, Inc., a Washington corporation, and any successor to all or substantially all of the Company's assets or business.

1.5.	Disability

"Disability" means a period of long-term disability during which a Participant qualifies for benefits under the executive component of the Basic LTD Plan.  If the Company discontinues sponsorship of the executive component of the Basic LTD Plan, the Company in its sole discretion shall determine Disability.  Disability does not include any waiting period under the Basic LTD Plan or any period of short-term disability under a Company or Employer plan that provides short-term disability benefits.

1.6.	Disability Benefit

"Disability Benefit" means the benefit set forth in Article 3.

1.7.	Earnings

"Earnings" means one-twelfth (1/12) of annual base salary plus target incentive bonus (as of the effective date of a Participant's Disability), before any deferrals or reductions under a Code Section 401(k) plan, Code Section 125 cafeteria plan or a nonqualified deferred compensation plan, but excluding any long-term incentive compensation.  Amounts paid after the Participant ceases to be an active Participant in this Plan shall not be taken into account, unless the Company specifically decides otherwise.

1.8.	Employee

"Employee" means an individual who is an employee of any Employer.

1.9.	Employer

"Employer" means the Company and shall include any of its subsidiaries at any tier (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in this Plan and that have adopted this Plan.

1.10.	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.11.	Other Income Benefits

"Other Income Benefits" means all income, benefits and other amounts that a Participant is eligible to receive from other sources and that reduce the monthly benefit payable to the Participant under the Basic LTD Plan, including, without limitation, workers' compensation, unemployment compensation, other insurance benefits and Social Security benefits.

1.12.	Participant

"Participant" means any Employee who is eligible to participate in this Plan.  Participation in this Plan shall be limited to a select group of management and highly compensated Employees chosen by the Board in its discretion.  A spouse or former spouse of a Participant shall not be treated as a Participant even if such spouse has an interest in the Participant's benefits under this Plan.

1.13.	Plan

"Plan" means this Supplemental Disability Plan for Executive Employees, as it may be amended from time to time.

1.14.	Plan Year

"Plan Year" means, except for the first Plan Year, a period beginning on January 1 of each year and continuing through December 31 of such year.

1.15.	SERP

"SERP" means the Puget Sound Energy, Inc. Supplemental Executive Retirement Plan and any successor plans.

2.           PARTICIPATION

2.1.	Enrollment Requirements

A Participant shall complete and return to the Company an enrollment form, and such other materials as the Company may request, within 30 days after becoming eligible to participate in this Plan.

2.2.	When Participation Begins and Ends

A Participant shall commence participation in this Plan on the first day of the month following the month in which the Participant completes all enrollment requirements.  A Participant who does not meet the requirements within the time specified in Section 2.1 shall not be eligible to participate in this Plan until the first day of the Plan Year following delivery to the Company of the required forms.  An individual's participation in this Plan shall end upon the termination of this Plan under Article 4, upon the individual ceasing to qualify as a Participant or upon the date of the individual's death.

3.           PAYMENT OF BENEFITS

3.1.	When Disability Benefits Begin

A Participant will be paid a monthly Disability Benefit when the Participant submits proof (sufficient to the Company) that he or she is entitled to executive benefits under the Basic LTD Plan, after satisfying any applicable waiting period thereunder.  The payment of Disability Benefits under this Plan is subject to all other applicable conditions in this Plan and in the Basic LTD Plan.

3.2.	Disability Benefit Amount

The amount of the monthly Disability Benefit shall equal the following amount:

65% of Earnings reduced by (a) the maximum monthly benefit payable under the Basic LTD Plan, including the maximum monthly benefit payable under the executive core and voluntary components of such Basic LTD Plan (regardless of whether the Participant has elected and paid the premiums for such voluntary benefit), and (b) Other Income Benefits.

If, during a period of Disability, monthly Disability Benefits are not payable under the executive component of the Basic LTD Plan due to any exclusion or limitation set forth in the Basic LTD Plan (or its related insurance policies), then no monthly Disability Benefits shall be payable under this Plan.  In no event shall Disability Benefits be payable under this Plan to the extent they would have been paid by an insurer or from another source but for the existence of this Plan.  No survivor benefit shall be payable under this Plan.

3.3.	Incapacity

If the Disability Benefit is payable to a Participant who the Company reasonably believes is legally incapacitated, then the Company may withhold payments to the Participant until such time as a legally appointed guardian makes a claim for payment under this Plan and presents proof (sufficient to the Company) of his or her status.

3.4.	When Disability Benefits End

The payment of Disability Benefits to a Participant shall end on the earliest of the dates listed below:

(a)	The date this Plan is terminated under Article 4;

(b)	The date the Participant no longer qualifies as a Participant;

(c)	The date the Participant's Disability ends;

(d)	The date of the Participant's death; and

(e)	The date the Participant is no longer entitled to benefits under the executive component of the Basic LTD Plan.

4.           TERMINATION, AMENDMENT OR MODIFICATION

4.1.	Termination

Although the Company anticipates that it will continue this Plan for an indefinite period of time, it reserves the right to terminate this Plan at any time.  This Plan will automatically terminate if the Company is legally dissolved, files for liquidation under the Bankruptcy Code or merges with, consolidates with or sells substantially all of its assets to another entity and the Company is not the surviving entity (unless the Company's successor in interest expressly agrees in writing to assume this Plan or the liabilities hereunder).

4.2.	Amendment

The Company may, at any time, amend or modify this Plan in whole or in part; provided, that no amendment or modification of this Plan shall affect the rights of any Participant to a monthly benefit under Article 3 that is due and owing at the time of the amendment or modification.

4.3.	Effect of Payment

The full payment of benefits under Article 3 shall completely discharge all obligations of the Company and all Employers to a Participant under this Plan.

5.           ADMINISTRATION

The Company is the "named fiduciary" of this Plan within the meaning of Section 402(a)(1) of ERISA.  The Company shall administer this Plan.  The Company expressly reserves the right to interpret in its sole discretion any ambiguities in this Plan regarding eligibility or benefits.  The decisions or actions of the Company with respect to the administration, interpretation and application of this Plan and the rules and regulations hereunder shall be final and conclusive and shall be binding on all persons having any interest in this Plan.

6.           CLAIMS PROCEDURES

6.1.	Presentation of Claim

Any Participant (such Participant being referred to in this Article 6 as a "Claimant") may deliver to the Company a written claim for a determination with respect to the amounts distributable to such Claimant from this Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after the Claimant received such notice.  All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

6.2.	Notification of Decision

The Company shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)	That the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)	That the Company has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination. Such notice shall state:

(i)	the specific reason(s) for the denial of the claim, or any part of it; and

(ii)	specific reference(s) to pertinent provisions of this Plan upon which such denial was based.

6.3.	Legal Action

Compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

7.           MISCELLANEOUS

7.1.	Status of Plan

This Plan is intended to be a welfare plan within the meaning of DOL Regulation Section 2520.104-24.  This Plan shall be administered and interpreted in a manner consistent with that intent.

7.2.	Unsecured General Creditor

Participants and their heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under this Plan, any and all of the Company's assets shall be, and remain, the general, unpledged unrestricted assets of the Company.  The Company's obligation under this Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.

7.3.	Company's Liability; Right of Recovery

The Company's liability for the payment of benefits shall be defined only by this Plan.  The Company shall have no obligation to a Participant under this Plan except as expressly provided in this Plan.  If payments have been made in excess of the benefit amount payable under this Plan, the Company has the right to recover the amount of the excess from the Employee, the Employee's estate or any other person to whom payments were made.

7.4.	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable under this Plan, or any part thereof.  All of such rights are expressly declared to be unassignable and nontransferable.  None of the amounts payable under this Plan shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, or be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise.

7.5.	Furnishing Information

A Participant shall cooperate with the Company by furnishing any and all information requested by the Company and shall take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations (at the Company's expense) as the Company may deem necessary.

7.6.	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

7.7.	Governing Law

Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Washington, without regard to its conflict of laws principles, except to the extent preempted by ERISA or by other federal law.

7.8.	Successors

The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns.

7.9.	Validity

If any provision of this Plan shall be found to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

7.10.	Insurance

The Company, on its own behalf and in its sole discretion, may apply for and procure insurance related to this Plan and in such amounts and in such forms as the Company may choose.  The Company shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to which the Company has applied for insurance.

IN WITNESS WHEREOF, the Company has executed this Plan as of the effective date set forth above.

PUGET SOUND ENERGY, INC.

By:

     Name:

     Title: